Exhibit 99.1

OSS Awarded $36 Million Contract to Provide Flash Storage Arrays for

Military Radar Application

ESCONDIDO, Calif., August 8, 2019 – One Stop Systems, Inc. (Nasdaq: OSS), the leading provider of specialized high-performance computing solutions, has won a five-year sole source agreement valued at $36 million to provide flash storage arrays to a prime contractor for the U.S. Navy. The systems will be used within state-of-the-art Navy surveillance aircraft deployed worldwide.

Under the agreement, OSS will supply full mil-spec flash storage systems that include removable canisters, allowing collected data to be removed from the aircraft and transferred to ground stations. The systems store real-time data collected from advanced airborne sensors (AAS), including radar and other sensors. The contract includes airborne and ground systems, spare canisters and support services.

“We are excited to receive this agreement which solidifies our long-term production of these flash arrays,” said Steve Cooper, president and CEO of OSS. “These products showcase the benefits of our award-winning flash array technology, including high-performance, small size, light weight and portability.”

Shipments based on this contract are anticipated to begin in Q3 of 2019. For additional details, please see the company’s Form 8-K filed today and posted to the SEC Filings page on the company website.

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative specialized high-performance computing modules and systems, including customized servers, compute accelerators, expansion systems, flash storage arrays and ION Accelerator storage software. These products are used for deep learning, AI, defense, finance and entertainment applications, and empower scientists, engineers, creators and other professionals to push the boundaries of their industries.

For more information, go to www.onestopsystems.com.

Forward-Looking Statements

One Stop Systems (OSS) cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the value of the contract, schedule of shipments, follow-on orders, the number of items delivered to customers and the performance of products for the intended application; as well as risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

Email contact

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